EXHIBIT 99.1

News Release

DARLING INGREDIENTS INC. REPORTS ON DIAMOND GREEN DIESEL INCIDENT

August 4, 2014 - IRVING, Texas - Darling Ingredients Inc. (NYSE: DAR) today reports that at approximately 9:35 pm on August 3, 2014, there was a fire at the Diamond Green Diesel (DGD) facility in Norco, LA, the Company’s joint venture with Valero Energy Corporation. Emergency response (ERT) members provided an immediate response and the source of the fire has been isolated, contained and extinguished. All personnel have been accounted for and there are no reported injuries and no known impact to the community. The facility has been shut down, and DGD’s investigation into the cause of the fire is underway. Further details will be released as they are determined.

About Darling
Darling Ingredients Inc. is the world’s largest publicly-traded developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and customized specialty solutions for customers in the pharmaceutical, food, pet food, feed, technical, fuel, bioenergy and fertilizer industries.  With operations on five continents, the Company collects and transforms all aspects of animal by-product streams into useable and specialty ingredients, such as gelatin, edible fats, feed-grade fats, animal proteins and meals, plasma, pet food ingredients, organic fertilizers, yellow grease, fuel feedstocks, green energy, natural casings and hides. The Company also recovers and converts used cooking oil and commercial bakery residuals into valuable feed and fuel ingredients.  In addition, the Company provides grease trap services to food service establishments, environmental services to food processors and sells restaurant cooking oil delivery and collection equipment. For additional information, visit the Company's website at http://ir.darlingii.com.

{This media release contains forward-looking statements regarding the business operations and prospects of Darling Ingredients Inc. and industry factors affecting it. These statements are identified by words such as “may,” “will,” “begin,” “look forward,” “expect,” “believe,” “intend,” “anticipate,” “should,” “potential,” “estimate,” “continue,” “momentum” and other words referring to events that may occur in the future. These statements reflect Darling Ingredient's current view of future events and are based on its assessment of, and are subject to, a

News Release August 4, 2014 Page 2

variety of risks and uncertainties beyond its control, including the Company’s ability to successfully integrate and operate Rothsay and Darling Ingredients International, disturbances in world financial, credit, commodities, stock markets and climatic conditions; unanticipated changes in national and international regulations affecting the Company’s products; a decline in consumer confidence and discretionary spending; the general performance of the U.S. and global economies; global demands for biofuels and grain and oilseed commodities, which have exhibited volatility, and can impact the cost of feed for cattle, hogs and poultry, thus affecting available raw materials selling prices for the Company’s products; risks related to diseases of animal origin affecting markets for the Company’s products; risks associated with the renewable diesel plant in Norco, Louisiana owned and operated by a joint venture between Darling Ingredients Inc. and Valero Energy Corporation, including possible operating disruptions and marketing challenges; risks relating to possible third party claims of intellectual property infringement; continued or escalated conflict in the Middle East; and the Company’s relatively high level of indebtedness, each of which could cause actual results to differ materially from those indicated in the forward-looking statements. Other risks and uncertainties regarding Darling Ingredients Inc., its business and the industries in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission. Darling Ingredients Inc. is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

For More Information, contact:

Melissa Gaither, Director of Investor Relations	251 O'Connor Ridge Blvd., Suite 300 Irving, TX 75038 Phone: 972-717-0300